Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
July 24, 2007
PEABODY ENERGY ANNOUNCES
RESULTS FOR THE QUARTER AND FIRST HALF ENDED JUNE 30, 2007
•	Second quarter earnings total $0.40 per share on net income of $107.7 million

•	Quarterly EBITDA rises 9% to record $304.6 million; 7% to $574.1 million for first half

•	Revenues increase to $1.32 billion and $2.69 billion for quarter and first half

•	Operating profit grows 7% for the quarter

•	Major PRB, Australia and Eastern U.S. initiatives transform platform for growth

•	Second half U.S. production targets trimmed to match demand
ST. LOUIS, July 24 – Peabody Energy (NYSE: BTU) today reported second quarter 2007 earnings of $0.40 per share on net income of $107.7 million, compared with $0.57 per share and $153.4 million in the same period a year ago. EBITDA grew to $304.6 million from $278.8 million in the prior year.
     “Peabody is dramatically reshaping our global platform, with major enhancements to our flagship Powder River Basin operations, expansion in Australia, strategic evaluation of our Eastern operations and a larger global trading presence,” said Peabody President and Chief Executive Officer Gregory H. Boyce. “The depth and breadth of Peabody’s portfolio delivered record EBITDA while overcoming a number of external challenges this quarter. We look forward to completing planned activities in 2007, leading to 2008 when the strength of our operating platform will leverage rising global coal demand and pricing.”
     Second quarter and half-year revenues grew to $1.32 billion and $2.69 billion, respectively. Quarterly increases were driven by a 12 percent rise in realized U.S. prices, led by a 25 percent appreciation for Powder River Basin products and a doubling of sales volumes in Australia following the October 2006 Excel acquisition. These increases overcame volume reductions related both to planned production cuts and coal chain disruptions, as well as $39 million in impacts from lower realized metallurgical coal pricing related to the new Pacific Rim seaborne market fiscal year that began April 1.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 2
     Quarterly EBITDA rose 9 percent to a record $304.6 million from $278.8 million last year. EBITDA reflects improved U.S. coal pricing and increased volumes from Australia, along with greater contributions from Trading and Brokerage and Resource Management. Trading and Brokerage contributions reflect the company’s expanded global coal trading platform, with new operations in Europe and increased activity in Australia and Asia. Resource Management included a $30 million after-tax gain related to the swap of prospective coalbed methane properties for coal reserves and cash.
     The strength of Peabody’s multiple business activities overcame more than $70 million in lower-than-expected quarterly EBITDA from mining operations related to:
•	Australia events including severe storms in the Newcastle region, increased demurrage costs, a weaker U.S. dollar as the Australian dollar hit an 18-year high, and a delay in the startup of the preparation plant at the Millennium Mine, which reduced EBITDA by $33 million;

•	Issues in the Powder River Basin related to weather that affected production and reduced rail throughput, and delays in completion of two major projects due to construction labor and material shortages, which reduced EBITDA by $38 million.
     The continuing effects of port, rail, currency and other issues on full-year targets are discussed in the outlook section.
     Operating profit increased 7 percent to $188.6 million for the quarter. As anticipated, results reflect $51.6 million of higher depreciation, depletion and amortization (DD&A) and interest expense following last year’s Excel acquisition. The benefits of new and expanded operations from the acquisition are expected to fully contribute in 2008. Net income for the quarter was $107.7 million, or $0.40 per share, compared with year-ago levels of $153.4 million or $0.57 per share.
     For the first half of 2007, Peabody’s U.S. operations achieved record safety results with an incidence rate of 2.82, a 28 percent improvement over the five-year average. During the quarter, the North Antelope Rochelle Mine was recognized as the safest Wyoming surface mine in 2006 from the Wyoming State Mine Inspector and Wyoming Mining Association. Employees earned this distinction three of the past four years, and have gone over two years and 3 million hours without a lost time accident. And Peabody’s Eastern Associated Coal earned the West Virginia Department of Environmental Protection’s award for outstanding stewardship. Eastern Associated, a Peabody Energy subsidiary, is the first coal producer to receive the award.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 3
MARKETS
     “Global coal markets continue to reflect high demand and pricing, and new data show that 2006 marked the fifth year in a row that coal was the world’s fastest growing fuel. Coal more than doubled the growth rate of other energy forms,” said Boyce. “Forward pricing in the U.S. markets also reflects tightening supply-demand fundamentals.”
     Within the strong global coal markets:
•	China has increased its net imports year-to-date, and India has continued to raise its coal imports to satisfy both strong growth in electricity generation and steel production. The resulting shortfalls of supply and low stockpiles are leading other customers to enter the market and seek alternate coal suppliers;

•	Indonesia’s thermal coal exports are being dampened by an extended rainy season, further tightening the Pacific thermal market;

•	Russia, the world’s fourth-largest coal exporter, is now predicting a decline in coal exports in coming years as its domestic coal use could more than double over the next decade.

•	Australia coal industry export shipments have increased just 8 percent to date in 2007, significantly below expectations due to infrastructure constraints;

•	Seaborne coal prices continue to rise. Current Australia thermal prices have exceeded $70 per tonne, more than 50 percent higher than October 2006 when Peabody greatly expanded its Australian thermal production base with the Excel acquisition;

•	Spot metallurgical coal has reportedly been sold near $120 per tonne recently, and analysts estimate that upcoming fiscal-year contracts could approach the record levels of 2005.
     Peabody’s unpriced volumes in Australia are 13 million to 15 million tons for 2008 and 18 million to 20 million tons for 2009, approximately half of which is metallurgical quality.
     Continued demand and upward pricing in the seaborne coal markets are also being reflected in the U.S. markets, with approximately 55 and 35 percent improvements, respectively, in current 2009 published prices over prompt levels at the beginning of 2007 for reference Powder River Basin and Central Appalachian coal products.
     U.S. coal-fueled electricity generation is up 3 percent year-to-date, while U.S. coal production is down 2.6 percent. Coal inventories at generators stand at 50 days, approximately
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 4
10 percent above the long-term average but only modestly above normal for Powder River Basin customers.
     Forward-year pricing is above spot levels in both the Eastern and Western United States, and contract pricing remains above published pricing levels. During the quarter, Peabody priced 38 million tons of premium Powder River Basin coal at levels 49 percent above realized 2006 prices. The company currently has 50 million to 60 million tons of planned U.S. production unpriced for 2008 and 130 million to 140 million tons for 2009.
     Rising power prices highlight the need for additional baseload electricity generation, driving construction of new coal-based generation in the United States and overseas. In the United States, Peabody identifies more than 12,000 MW of coal-fueled generation that is under construction or has recently come on line, and another 10,000 MW expected to begin construction in the next year or two, representing more than 85 million tons per year of coal use. More than 115 GW of new coal-fueled generation is under construction around the world, representing more than 400 million tons of new coal use.
     Oil and natural gas prices remain at persistently high levels, driving continued interest in coal-to-gas and coal-to-liquids projects in the United States, China and India.
     Peabody and ConocoPhillips yesterday announced an agreement to explore development of a commercial scale coal-to-natural-gas facility in the Midwest. The project would be developed as a mine-mouth facility at a location where Peabody has access to large reserves and existing infrastructure. It would be designed to annually produce 50 billion to 70 billion cubic-feet of pipeline quality SNG from more than 3.5 million tons of Midwest coal, equating to more than 1.5 Tcf in its first 30 years of operation.
PROJECT UPDATES
     Peabody is finalizing a number of significant capital projects in the Powder River Basin and Australia that target improved productivity, lower costs, or increased capacity as market conditions warrant.
     Major coal operation projects include:
•	Completion of a $60 million dragline installation at North Antelope Rochelle Mine late in the second quarter. The new dragline, which is expected to be the most productive of its class in the world, will save approximately 2 million gallons of diesel fuel per year and reduce costs by $15 million from the truck-shovel fleet it replaces;
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 5
•	Completion of a in-pit conveyor system and continued construction of a new coal blending and loadout facility at North Antelope Rochelle. The conveyor system, which is now operating, will lower diesel requirements while freeing up haul trucks for deployment elsewhere in the Powder River Basin. The new loadout facility, planned to be operational in 2008, is targeted toward improved blending, increased capacity and greater contract optimization. Capital for the projects is expected to total $105 million;

•	Final commissioning of the Wilpinjong Mine in New South Wales to serve domestic and export thermal coal customers. Wilpinjong is expected to produce 5 million tons of domestic and export thermal coal in 2007, growing to 6.5 million tons in 2008;

•	Completion of the North Wambo Underground Mine in New South Wales, with longwall operations at the export thermal coal mine planned to begin late this year. The new underground mine complements existing surface operations, raising production for the combined complex to 5 million to 6 million tons in 2008. The preparation plant at the complex is also being expanded;

•	Completing the Millennium Mine processing plant commissioning in Queensland. Millennium is expected to produce more than 2 million tons per year of coking coal and Pulverized Coal Injection (PCI) product for export sales in 2008, ultimately growing to more than 3 million tons per year; and

•	Advancing the El Segundo Mine in New Mexico. Early overburden removal has begun for the 4 million ton-per-year mine, which is expected to begin operations in late 2008 to serve a long-term coal supply agreement.
     Peabody achieved new milestones related to generation and Btu Conversion projects. The Prairie State Energy Campus expanded its partner base, executed contracts for the engineering, procurement, construction and management of the project, and received Illinois Commerce Commission approval for the transmission corridor. The company also signed a coal supply agreement and option to purchase 20 percent of the nation’s first coal-to-liquids plant in East Dubuque, Ill.
     Limited availability of contractors and materials has led to higher capital costs in Australia and project delays in Australia and the Powder River Basin. The company now targets 2007 capital spending of $550 million to $600 million, excluding project capital associated with Prairie State equipment commitments. The current program includes $300 million to $350 million in capital for cost, productivity and growth initiatives, and sustaining
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 6
capital of approximately $250 million, or $1 per ton of production. These investments further strengthen Peabody’s operating platform to manage costs, improve productivity or meet higher future-year demand.
     Peabody continues to make progress on its strategic review of coal operations in West Virginia and Kentucky, including the filing of initial SEC documents and the petitioning of the Internal Revenue Service for tax-free status in the event of a spinoff.
OUTLOOK
     Peabody is revising full-year 2007 sales targets to 260 to 275 million tons, which reflects the coal chain infrastructure disruptions discussed, along with the reduction of an additional 5 million tons of planned production growth, to accelerate inventory rebalancing and reflect expected shipments. Targets include U.S. production of 220 to 225 million tons and Australian production of 20 to 22 million tons, along with trading and brokerage volumes. Peabody’s 2007 U.S. production is now fully committed.
     In the first quarter, Peabody discussed the potential for full-year impacts related to unplanned transportation, demurrage and currency issues. A current review of these items now leads Peabody to anticipate a total of $275 million in unplanned EBITDA impacts for full-year 2007. This includes more than $150 million related to currency, demurrage and reduced sales due to rail and port impacts in Australia; $100 million related to 10 million tons of reduced U.S. production; and $25 million in higher fuel costs.
     Full-year EBITDA is now targeted to be $1,000 to $1,200 million with earnings per share of $1.60 to $2.15. Given the timing related to the evaluation of Eastern U.S. assets, capital project completion and recovery of Australia shipments, financial targets are focused on full-year results.
     Peabody Energy is the world’s largest private-sector coal company. Its coal products fuel approximately 10 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 7
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: the outcome of commercial negotiations involving sales contracts or other transactions; customer performance and credit risk; supplier performance, and the availability and cost of key equipment and commodities; availability and costs of transportation; geologic, equipment and operational risks associated with mining; our ability to replace coal reserves; labor availability and relations; the effects of mergers, acquisitions and divestitures; legislative and regulatory developments; the outcome of pending or future litigation; coal and power market conditions; weather patterns affecting energy demand; availability and costs of competing energy resources; worldwide economic and political conditions; global currency exchange and interest rate fluctuation; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission.
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements (Unaudited)
For the Quarters Ended June 30, 2007, March 31, 2007 and June 30, 2006 and Six Months Ended June 30, 2007 and 2006
(Dollars in Millions, Except Per Share Data)

	Quarter Ended			Six Months Ended
	June	March	June	June	June
	2007	2007	2006	2007	2006
Tons Sold (In Millions)	62.5	60.9	60.8	123.4	122.1

Revenues	$1,322.1	$1,365.2	$1,316.4	$2,687.2	$2,628.2
Operating Costs and Expenses	1,077.5	1,091.8	1,053.5	2,169.4	2,075.9
Depreciation, Depletion and Amortization	108.5	102.9	91.5	211.4	172.4
Asset Retirement Obligation Expense	7.5	11.4	11.6	18.8	18.9
Selling and Administrative Expenses	43.0	42.6	40.8	85.6	87.3
Other Operating Income:
Net Gain on Disposal or Exchange of Assets	(98.7)	(36.6)	(50.0)	(135.4)	(59.3)
Income from Equity Affiliates	(4.3)	(2.2)	(6.7)	(6.5)	(13.9)

Operating Profit	188.6	155.3	175.7	343.9	346.9
Interest Income	(3.6)	(5.4)	(1.5)	(9.0)	(4.1)
Interest Expense:
Debt-Related Interest	57.8	56.8	23.2	114.7	47.5
Surety Bond and Letter of Credit Fees	1.2	2.0	2.1	3.1	5.2
Income Tax Provision (Benefit)	19.1	12.6	(3.3)	31.7	8.2
Minority Interests	6.4	0.8	1.8	7.2	6.4

Net Income	$107.7	$88.5	$153.4	$196.2	$283.7

Diluted EPS (1)	$0.40	$0.33	$0.57	$0.73	$1.05

EBITDA	$304.6	$269.6	$278.8	$574.1	$538.2

(1)	Weighted average diluted shares outstanding were 268.7 million, 268.1 million, and 269.8 million for the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006, respectively, and were 268.5 million and 269.6 million for the six months ended June 30, 2007 and 2006, respectively.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended June 30, 2007, March 31, 2007 and June 30, 2006 and Six Months Ended June 30, 2007 and 2006

	Quarter Ended			Six Months Ended
	June	March	June	June	June
	2007	2007	2006	2007	2006
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$996.0	$998.8	$917.8	$1,994.8	$1,864.3
Australian Mining Operations	260.4	287.0	217.9	547.4	370.9
Trading and Brokerage Operations	59.4	76.1	175.5	135.4	382.6
Other	6.3	3.3	5.2	9.6	10.4

Total	$1,322.1	$1,365.2	$1,316.4	$2,687.2	$2,628.2

Tons Sold (In Millions)
Eastern U.S. Mining Operations	13.1	13.5	14.1	26.6	27.8
Western U.S. Mining Operations	38.3	37.9	38.8	76.2	78.6
Australian Mining Operations	5.0	5.0	2.4	10.0	4.3
Trading and Brokerage Operations	6.1	4.5	5.5	10.6	11.4

Total(1)	62.5	60.9	60.8	123.4	122.1

Revenues per Ton — Mining Operations
Eastern U.S.	$38.58	$38.26	$36.70	$38.42	$37.08
Western U.S.	12.80	12.70	10.32	12.75	10.59
Total — U.S.	19.36	19.44	17.35	19.40	17.52
Australia	52.21	57.55	89.72	54.88	86.77
Operating Costs per Ton — Mining Operations (2)
Eastern U.S.	$33.06	$32.28	$29.03	$32.66	$28.43
Western U.S.	9.23	9.01	7.74	9.12	7.69
Total — U.S.	15.29	15.15	13.42	15.22	13.12
Australia	43.81	45.00	62.57	44.41	60.17
Gross Margin per Ton — Mining Operations (2)
Eastern U.S.	$5.52	$5.98	$7.67	$5.76	$8.65
Western U.S.	3.57	3.69	2.58	3.63	2.90
Total — U.S.	4.07	4.29	3.93	4.18	4.40
Australia	8.40	12.55	27.15	10.47	26.60
Operating Profit per Ton	$3.02	$2.55	$2.89	$2.79	$2.84

	Dollars in Millions

EBITDA — U.S. Mining Operations	$209.2	$220.6	$208.1	$430.0	$468.4
EBITDA — Australian Mining Operations	41.9	62.6	65.9	104.4	113.7
EBITDA — Trading and Brokerage Operations	26.5	36.8	21.2	63.3	37.4
EBITDA — Resource Management (3)	98.1	35.3	49.2	133.4	56.6
Selling and Administrative Expenses	(43.0)	(42.6)	(40.8)	(85.6)	(87.3)
Other Operating Costs, Net (4)	(28.1)	(43.1)	(24.8)	(71.4)	(50.6)
EBITDA	304.6	269.6	278.8	574.1	538.2
Depreciation, Depletion and Amortization	(108.5)	(102.9)	(91.5)	(211.4)	(172.4)
Asset Retirement Obligation Expense	(7.5)	(11.4)	(11.6)	(18.8)	(18.9)
Operating Profit	188.6	155.3	175.7	343.9	346.9
Operating Cash Flow	(20.4)	247.0	164.4	226.5	213.4
Coal Reserve Lease Expenditures	63.5	59.8	63.5	123.4	123.4
Capital Expenditures (Excludes Acquisitions)	153.7	134.7	112.7	288.3	200.1

(1)	Metallurgical sales totaled 3.0 million tons, 3.2 million tons, and 3.5 million tons for the second quarter 2007, first quarter 2007, and second quarter 2006, respectively, compared with 6.3 million tons and 6.0 million tons for the six months ended June 30, 2007 and 2006, respectively. Total non-U.S. sales were 7.7 million tons, 7.8 million tons, and 5.1 million tons for the second quarter 2007, first quarter 2007, and second quarter 2006, respectively, compared with 15.5 million tons and 10.0 million tons for the six months ended June 30, 2007 and 2006, respectively.

(2)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes asset sales, property management costs and revenues, and coal royalty expense.

(4)	Includes generation development costs, coalbed methane development activities, costs associated with post-mining activities, and income from an equity interest in a Venezuelan joint venture.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
June 30, 2007, March 31, 2007, and December 31, 2006
(Dollars in Millions)

	(Unaudited)	(Unaudited)
	June 30, 2007	March 31, 2007	December 31, 2006
Cash and Cash Equivalents	$82.3	$295.3	$326.5
Receivables	259.6	278.1	358.2
Inventories	285.7	217.6	215.4
Assets from Coal Trading Activities	270.3	162.0	150.4
Deferred Income Taxes	107.0	107.0	107.0
Other Current Assets	140.0	120.6	116.8

Total Current Assets	1,144.9	1,180.6	1,274.3
Net Property, Plant, Equipment and Mine Development	7,763.9	7,663.0	7,551.5
Investments and Other Assets	777.0	696.8	688.3

Total Assets	$9,685.8	$9,540.4	$9,514.1

Current Maturities of Debt	$36.8	$33.9	$95.8
Liabilities from Coal Trading Activities	227.1	123.7	126.7
Accounts Payable and Accruals	1,005.4	1,110.4	1,104.9

Total Current Liabilities	1,269.3	1,268.0	1,327.4
Long-Term Debt	3,155.2	3,171.0	3,202.0
Deferred Income Taxes	220.2	204.8	195.2
Other Long-Term Liabilities	2,425.9	2,413.9	2,417.7

Total Liabilities	7,070.6	7,057.7	7,142.3
Minority Interests	39.8	33.6	33.3
Stockholders’ Equity	2,575.4	2,449.1	2,338.5

Total Liabilities and Stockholders’ Equity	$9,685.8	$9,540.4	$9,514.1

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Net Income (Unaudited)
For the Quarters and Six Months Ended June 30, 2007 and 2006
(Dollars in Millions)

	Quarter Ended		Six Months Ended
	June	June	June	June
	2007	2006	2007	2006
EBITDA	$304.6	$278.8	$574.1	$538.2
Depreciation, Depletion and Amortization	108.5	91.5	211.4	172.4
Asset Retirement Obligation Expense	7.5	11.6	18.8	18.9
Interest Income	(3.6)	(1.5)	(9.0)	(4.1)
Interest Expense	59.0	25.3	117.8	52.7
Income Tax Provision (Benefit)	19.1	(3.3)	31.7	8.2
Minority Interests	6.4	1.8	7.2	6.4

Net Income	$107.7	$153.4	$196.2	$283.7

Reconciliation of EBITDA to Net Income — 2007 Targets (Unaudited)
(Dollars in Millions, Except Per Share Data)

	Year Ended December 31, 2007
	Targeted Results
	Low	High
EBITDA	$1,000	$1,200
Depreciation, Depletion and Amortization	440	454
Asset Retirement Obligation Expense	36	35
Interest Income	(15)	(16)
Interest Expense	241	239
Income Tax Benefit	(140)	(98)
Minority Interests	7	6

Net Income	$431	$580

Diluted Earnings Per Share	$1.60	$2.15

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.